Exhibit 15.1

Our ref    LWP/739086-000004/23307213v1

DouYu International Holdings Limited 20/F, Building A, New Development International Center, No. 473 Guanshan Avenue, Hongshan District, Wuhan, Hubei Province, People’s Republic of China

29 April 2022

DouYu International Holdings Limited

We have acted as legal advisors as to the laws of the Cayman Islands to DouYu International Holdings Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended 31 December 2021.

We hereby consent to the reference of our name under the heading “Item 10. Additional Information E. Taxation – Cayman Islands Taxation” in the Form 20-F, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statement (No. 333-235862) on Form S-8.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP